PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                   REGISTRATION NO. 333-43766




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                        Primary
                                                          Share         Trading
                   Name of Company           Ticker      Amounts        Market
--------------------------------------- -------------- ----------- -------------
Adobe Systems Incorporated                    ADBE          6           NASDAQ
BMC Software, Inc.                            BMC           7            NYSE
Check Point Software Technologies Ltd.        CHKP          6           NASDAQ
Computer Associates International, Inc.        CA          17            NYSE
Intuit Inc.                                   INTU          6           NASDAQ
Macromedia, Inc.                              MACR          1           NASDAQ
Mercury Interactive Corporation               MERQ          2           NASDAQ
Micromuse Inc.                                MUSE          2           NASDAQ
Microsoft Corporation                         MSFT         30           NASDAQ
Nuance Communications, Inc.                   NUAN          1           NASDAQ
Openwave Systems lnc.                         OPWV          2           NASDAQ
Oracle Corporation                            ORCL         24           NASDAQ
Peoplesoft, Inc.                              PSFT          8           NASDAQ
SAP AG-preference shares *                    SAP          16            NYSE
Sapient Corporation                           SAPE          3           NASDAQ
Siebel Systems, Inc.                          SEBL          8           NASDAQ
TIBCO Software Inc.                           TIBX          5           NASDAQ
Veritas Software Corporation                  VRTS          7           NASDAQ

--------------------------------------

*The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2003.